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                             YTB INTERNATIONAL, INC



                                August 31, 2005


U.S. Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C.  20549


Re:      YTB International, Inc  (the "Company")
         Pre-Effective Amendment No. 6 to the Form SB-2
         File No. 333-122936

Dear Examiner:

Pursuant to Securities and Exchange Commission Rule 461, the Company requests acceleration for the above referenced Registration Statement for today, August 31, 2005 at 3:00PM or as soon as practicable thereafter. Thank you, in advance, for your assistance and cooperation.


                                         Very truly yours,

                                        /s/ Michael Y. Brent
                                          ------------------
                                            Michael Y. Brent
                                            Director and Chief Executive Officer


Enclosure
                 560 Sylvan Avenue - Englewood Cliffs - NJ 07632
                Tel: (201) 567-8500 Ext. 22 - Fax: (201) 567-3265
                              mbrent@rezconnect.com
                             NASDAQ: [otcbb] YTBL.0B